Exhibit 99.1

JOHN: I am John Heffner, Chief Financial Officer for PriceSmart, Inc. and I want to welcome you to this presentation of the results of operation for PriceSmart’s first fiscal quarter which ended on November 30, 2003. Joining me for this presentation is Robert Price, the Company’s Chairman and Interim Chief Executive Officer.

Before we begin, I would like to remind listeners that this presentation contains statements about expected future events and financial results that are forward looking and subject to risks and uncertainties. I would encourage you to review the section “Factors That May Affect Future Performance” in the Company’s 10-Q report filed with the SEC on January 14, 2004 for additional information concerning risk factors that could cause difference from any projected performance stated today.

I will speak specifically to the financial results for the three month period ending November 30, 2003, and then Robert Price will provide his comments on the business. Following that, we will address specific questions that were sent to us.

My presentation for the financial results for the first quarter of fiscal year 2004 will primarily use the comparable quarter of fiscal year 2003 as the basis for comparison. This financial data, including consolidated income statement, balance sheet, and cash flow statement can be found in the Company’s 10-Q report filed on January 14, 2004 or in the press release posted on our web site: www.PriceSmart.com.

For the first quarter of fiscal year 2004, PriceSmart recorded a net loss to common shareholders of $7.0 million or ($.99) per diluted share compared to net income of $1.0 million or $.15 per diluted share recorded in the first quarter of fiscal year 2003.

Consolidated net warehouse sales from the 26 warehouse clubs in operation in the first quarter of fiscal 2004 decreased 9.1% to $143.7 million from $158.0 million from 27 warehouse clubs last year. Excluding $4.8 million in Philippine wholesale telephone card sales (which began in September 2002 and were discontinued in May 2003), net warehouse sales decreased 6.2% from the comparable period sales of $153.2 million. Management believes net warehouse sales excluding wholesale telephone card sales provides a better measure of ongoing operations and a more meaningful comparison of past and present operating results than total warehouse sales because wholesale phone card sales were only for a limited time, were discontinued in May 2003 and fell outside of the Company’s core business of operating international membership warehouse clubs. The decrease in net warehouse sales consisted primarily of a sales decrease of $5.6 million in the Dominican Republic resulting from both the closure of a warehouse club and the impact on sales of significant currency devaluations from the first quarter of fiscal 2003. We experienced lower sales in certain warehouse clubs operating in Central America, most notably in Honduras, El Salvador, and Panama. Warehouse sales in the Philippines declined year over year by $8 million. Excluding the impact of the closed Ortigas location and the wholesale telephone sales in the prior year, warehouse sales in the Philippines grew by 11% as a result of a full quarter’s impact of the Alabang warehouse which opened in November of 2002. Without that, warehouse sales would have recorded an 11% decrease. Warehouse sales in the Caribbean warehouse clubs, with the exception of USVI, saw positive sales growth, particularly the warehouse clubs in Trinidad.

Membership income was $2.1 million for the quarter, approximately equal to the same period last year. As of the end of November, PriceSmart had approximately 474,000 membership accounts, down from 485,000 a year ago, a period when the Company was discounting memberships. Average membership fees collected in the current quarter were approximately $24.00, an increase of $7.00 from Q1 of fiscal 2003.

Export sales declined year over year primarily as a result of the elimination of sales to unrelated third parties and a reduction of export sales to PriceSmart Mexico which opened 2 warehouse locations in Q1 fiscal 2003 resulting in large initial stocking sales.

Other income consists of commission revenue, rental income, advertising revenue, construction revenue, vendor promotions and fees earned from licensees. Other income, excluding licensee fees, decreased to $1.3 million in the quarter compared to $1.8 million last year. Licensee fees increased to $341,000 from $313,000 last year due to the opening of three additional licensee warehouse clubs.

Warehouse gross profit margins in the first quarter of fiscal 2004 were 12.6% of net warehouse sales compared to 15.0% in the first quarter of fiscal 2003. Year over year margins were negatively impacted by merchandise markdowns taken this quarter in Guam to liquidate inventory in advance of that warehouse club’s closure, as well as currency devaluation in the Dominican Republic and Jamaica. In addition, there were markdowns taken to clear out slower moving and non-saleable merchandise. It should be noted that PriceSmart, in order to improve its competitive position and to increase value to its members, has reduced its target margins with resulting lower pricing on its merchandise.

Warehouse club operating expenses increased to $20.6 million, 14.6% of net warehouse sales in the quarter from $18.9 million, or 12.0% of net warehouse sales in fiscal 2003. Operating expense increases were a result primarily of increased wage rates in certain markets, and increased costs for utilities, and investments in repairs and maintenance to update our existing warehouse clubs. General and administrative expenses, the costs associated with PriceSmart’s U.S. based corporate activities, increased by $800,000 to $5.2 million largely as a result of stock compensation expense related to the repricing of stock options in fiscal 2003, and severance costs related to the Company’s former CFO and a senior vice president of operations, both of whom left the company during the first quarter of 2004. Additionally, the Company experienced increased costs for workers compensation and director and officer liability insurance coverage.

PriceSmart’s share of the operating results of the unconsolidated Mexico joint venture was a loss of $404,000, compared to a $765,000 loss in the prior year. The Company’s share of the prior year’s results included approximately $1.1 million in pre-opening expenses.

The Company recorded an income tax benefit of $52,000 in the first quarter of fiscal 2004 and an income tax expense of $763,000 for the first quarter of fiscal 2003.

The Company accrued $840,000 in dividend expense for the Series A and Series B preferred stock. These dividends have not been paid consistent with the press release made on September 5, 2003. Last year the Company had dividend expense of $400,000 associated only with the Series A Preferred stock.

Turning briefly to the balance sheet and cash flow, the Company ended the quarter with $18.9 million in cash and cash equivalents, an increase of $1.1 million from the end of fiscal year 2003 or August 31, 2003. During the quarter, the Company had negative cash flow from operating activities of $1.6 million. Depreciation for the period was $3.4 million. Net cash used for capital additions associated primarily with the new Aseana location in the Philippines was $2.0 million. The Company generated $5.9 million from financing activities, primarily from the sale of 500,000 shares of common stock for an aggregate purchase price of $5.0 million during the quarter to an entity affiliated with Robert Price, Chairman, Interim CEO and significant shareholder in PriceSmart, Inc., and to an entity affiliated with Sol Price, a significant shareholder of PriceSmart, Inc.

As of November 30th, the Company through its majority or wholly owned subsidiaries had $25.7 million in outstanding short-term borrowings through 12 separate facilities which are secured by certain assets of its subsidiaries and are guaranteed by the Company up to its ownership percentage of the subsidiary. Each facility expires during the year and is typically renewed. As of November 30, 2003, the Company had approximately $10.1 million available on these facilities. The Company’s long term debt is collateralized with certain land, buildings, fixtures, and equipment. Under the terms of these debt agreements, the Company must comply with specified financial maintenance covenants. As reported in the Company’s 10-Q filing, the Company has requested but has not yet received waivers for areas of non-compliance with certain lenders. It should be noted that this situation also existed at the end of Q4, fiscal year 2003 and the Company has since received waivers or reached agreements with lenders to amend the financial covenants for all reported non compliance as of August 31, 2003 with one exception which the Company believes will be completed in due course.

The Company believes that borrowings under its current and future credit facilities, together with its own sources of liquidity, will be sufficient to meet its working capital and capital expenditure requirements for the foreseeable future. In fact, PriceSmart recently recapitalized two of its subsidiaries: PriceSmart Panama in December, and PriceSmart El Salvador in January.

One last item regarding changes within the Company. I am very excited about joining PriceSmart, Inc. as CFO. I am equally excited to have two senior financial executives join my team. Michael McCleary joined PriceSmart on December 1st, 2003 as Vice President and Corporate Controller, and on January 5th, 2004. Cathy Alvarez started with the Company in the newly created role of Vice President and Controller for our International operations. Both of these additions will add significantly to PriceSmart’s success going forward.

Now I will turn the presentation over to Robert who will address the questions submitted.

ROBERT: Hello everyone. Before I address the questions I have some prepared remarks that I wanted to make and then, when we get to the questions, John and I will answer those that are appropriate to our areas of responsibility.

To begin with, I wanted to thank John for an excellent presentation. On behalf of myself, PriceSmart associates, PriceSmart shareholders, we are very pleased to have you aboard.

As John has already reported, during the first quarter, gross margin was significantly impacted by markdowns associated with the Guam closing, and also by foreign currency devaluations in the Dominican Republic and Jamaica. Now that the Guam closing is behind us, and assuming that there is no worsening of currency values in the DR and Jamaica, we believe the gross margin should improve, although we will experience some markdowns related to U.S. meat products (mad cow disease).

Sales in the first quarter were generally in line with our expectations, although still behind the year earlier quarter. December sales did not meet our expectations. The main reason for the sales shortfall was low inventory in the PriceSmart locations. Inventory levels were low in part because of our desire to improve the Company’s cash position. We probably went a little too far in reducing inventories. Going forward, inventories will increase modestly, but we believe that PriceSmart can definitely improve inventory turns while maintaining adequate inventory stock levels to support our sales objectives.

Regarding expenses, John has already mentioned some of the main factors which resulted in the increases. Improving expenses, both at the locations and central offices, is a major priority. The Guam closing will immediately benefit the bottom line. Also, labor productivity in the locations is improving. We are carefully reviewing all expense items in our central offices with the objective of finding opportunities for elimination of unnecessary overhead.

One factor that is currently affecting central expenses and will continue to impact the Company is the cost of legal fees associated with various legal matters. PriceSmart’s officers and directors liability insurance has a one million dollar deductible and litigation expenses incurred this year will be a charge to our bottom line.

The section on our financial statements entitled “Other Income” is lower than a year ago because of a decision to eliminate certain in store, income generating activities. We made this decision because we thought that those particular activities were not consistent with the basic philosophy of the club business. Over time, I believe that our members and PriceSmart’s bottom line will benefit from this decision.

John mentioned that membership income was just about the same as a year ago, and that the number of members has generally held steady to the prior year’s levels. Beginning in December, we started a concerted effort to market for new members. We are also putting much more emphasis on membership renewals. It is our hope that these efforts will not only improve membership income and result in more accounts, but also positively impact sales. Of special note is that in Panama, we have just introduced a new membership card which combines a private label credit card and membership card in one card. We are asking our members to convert to this card, and early indications are very positive.

As mentioned in a recent press release, a new PriceSmart location will open in the Philippines in April ‘04. This will bring to four the number of PriceSmart’s in the Philippines. PriceSmart’s Philippines business has been improving recently, but we believe there is still a great deal of opportunity for building a strong presence in that market.

The Mexico PriceSmarts continue to deal with the strong competitive environment (Costco and Sam’s). The management team in Mexico is gradually making improvement both in buying and operations. One of the bright spots is sourcing products out of Mexico for other PriceSmart locations. The Central America PriceSmarts have benefited as a result of the free trade agreement with Mexico, and the increased volume has given PriceSmart Mexico purchasing advantages as well so that we actually are beginning to see the affect in a broader sense of our relationship with our Mexico partner Gigante and the benefits of joint buying.

The bulk merchandise program continues to grow. More PriceSmart locations have the program, more products are being added, and the original products are doing more sales. We believe that this program will become an increasingly important part of the PriceSmart merchandise mix.

The PriceSmart licensee in China has 13 locations operating now, and has announced that he will be adding another four locations. PriceSmart receives $100,000 per year per PriceSmart China location. We are planning to spend more time with license to see if there are ways to improve his business performance, and benefit both of our interests.

There are a number of organizational changes that are important to tell you about. Bill Naylon will remain the Company’s Chief Operating Officer, but his responsibilities will be focused on operations and membership. Tom Martin, Executive Vice President for non-foods buying will assume responsibility for all buying – foods and non-foods, U.S. and overseas. All U.S. buying will be relocated to San Diego, where as now the U.S. foods buying is in Miami. We believe that these changes will strengthen both operations and buying. Also, the internal audit function will be relocated from Miami to San Diego. The San Diego central offices are being relocated from their historic site at Morena Boulevard to a new location a few miles north. This move is being made to lower occupancy expenses [and improve spirit]… One new matter is that we have retained a consultant who has extensive background as a senior executive in the club industry. He will be assisting us in merchandising and operations.

Now to your questions, and I think the first question John will answer and I then will answer the next one.

JOHN: Thank you Robert. Let me read the question that was submitted to us. The question reads: “Regarding short-term borrowings and debt, please discuss the progress made and future plans to comply with loan covenants and obtain waivers. What, if any, significant changes have been accomplished or are anticipated to the current capital structure?”

My answer to that: Many of these covenants that we have have a component of trailing earnings in the calculations. The substantial loss in Q4 2003 will continue to have an impact on these covenant calculations through the rest of this year. We are working with each of the lenders where these loan covenants exist, both through waivers or renegotiating those covenants. Relative to any significant changes anticipated in the current capital structure, I would add that we continue to explore various options but have not concluded anything.

Robert, I will turn this back over to you for the next question.

ROBERT: Okay, well the next question has to do with membership. “Is it true that the membership fees have increased throughout all regions?” This question has to do with areas where membership accounts are declining by particular markets. And, regarding the membership fee structure, in most locations, in most markets, we have increased the fee structure. There are two markets where that has not happened, and then one or two where we already had what we thought were satisfactory levels of membership fees; but the two markets where we have not increased fees to the normal levels are the Virgin Islands and the Philippines, and there are a variety of reasons for that. And the … in Panama, the membership fees have essentially held steady from a year ago, and I think that’s relatively similar in some of the other Central America locations. I think the biggest change has been that we are no longer discounting membership fees the way we did in the past in terms of promotional activities so that the members are essentially paying full membership fee. The one exception to that is in Panama with the introduction of our new combined credit card and membership card – there has been a promotional facet to that introduction related to an incentive on membership fees.

Now, as far as the actual membership account, the area where we’ve seen attrition in membership accounts has been in the Philippines where a year ago we were effectively giving away membership cards for almost no charge and many of those have fallen off; Mexico, as we cycle through the renewal period; and then in Central America – El Salvador, Honduras and Panama.

Now, more recently in December, actually, we’ve seen and I mentioned earlier an improved trend as far as membership accounts is concerned and I’m hoping that now that we are beginning to put more attention to it that we will really begin to see progress in the number of accounts which is so critical to the actual ... it’s fundamental to our business.

One final question which has come up relates to our sales pattern and trends … non-foods versus foods. What we’ve seen in the last few months is … actually the non-foods business is running ahead of a year ago, whereas the foods business is running behind. In particular, the regional food business is running behind although the U.S. part of it in foods has also been behind but not as much. I think the biggest explanation for the lower food sales is the fact that we have consciously decided not to do certain kinds of wholesale food business in Central America and the Dominican Republic, but also because I think we have taken our eye of the ball of the core of this business which is to do wholesale business. I think we were so affected by what happened with the problems that we had that we probably … the pendulum probably swung too far and so now we are beginning to go back and really go after the business that is the central foundation of the warehouse club business which is the wholesale business.

I believe that that concludes … we didn’t get a lot of questions this time, so that does conclude the conference. We very much appreciate your attention and attending this audio conference and we look forward to talking to you again soon.

Thank you.